Exhibit 23.6

[LETTERHEAD OF RELATIONAL ADVISORS LLC]

October 14, 2003

We hereby consent to the inclusion of our opinion letter to the Board of Directors of The Titan Corporation (“Titan”) as Annex B to the Proxy Statement/Prospectus of Lockheed Martin Corporation (“LMC”) and Titan forming a part of the Registration Statement on Form S-4 of LMC relating to the proposed merger transaction involving Titan and LMC and reference thereto in such Proxy Statement/Prospectus under the captions “Summary - Opinion of Relational Advisors LLC” and “The Merger - Opinion of Relational Advisors LLC.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are “experts” for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

/s/    RELATIONAL ADVISORS LLC